VAN ASIA TANKERS CORPORATION

- and -

[VAN ASIA CAPITAL MANAGEMENT LIMITED]

________________________________

MANAGEMENT AGREEMENT
________________________________

Dated as of [●], 2008

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
	1.1 Certain Definitions	1
	1.2 Construction	7
	1.3 Headings	8
2.	ENGAGEMENT OF MANAGER	8
	2.1 Engagement	8
	2.2 Powers and Duties of the Manager	8
	2.3 Ability to Subcontract	9
	2.4 Technical Services Agreements	9
	2.5 Outside Activities	9
	2.6 Exclusive Appointment	9
	2.7 Authority of the Parties; Enforceability	9
	2.8 Inspection of Books and Records	10
3.	MANAGEMENT SERVICES	10
	3.1 Strategic Services	10
	3.2 Commercial Management Services	11
	3.3 Administrative Services	12
4.	SUPERVISORY SERVICES	17
5.	EMPLOYEES AND MANAGER’S PERSONNEL	18
	5.1 Manager’s Personnel	18
	5.2 Officers	18
	5.3 Termination and Replacement of Executive Officers	19
	5.4 Other Duties of Manager’s Personnel	19
	5.5 Reporting Structure	19
6.	COVENANTS OF THE MANAGER	19
7.	COVENANTS OF THE COMPANY	20
8.	MANAGER’S COMPENSATION	20
	8.1 Management Services Fees	20
	8.2 Expenses	21
	8.3 Adjustment to Fees	22
	8.4 Dispute Resolution of Fees	22
	8.5 Technical Services Fees	22
	8.6 Pre-delivery Services Fees	22
	8.7 Incentivisation of the Manager	23
	8.8 Direction to Pay	23
9.	LIABILITY OF THE MANAGER; INDEMNIFICATION	23
	9.1 Liability of the Manager	23
	9.2 Extraordinary Costs and Capital Expenditures	23
	9.3 Manager Indemnification	24
	9.4 Company Indemnification	24
	9.5 Limitation Regarding the Technical Services	24
10.	TERM AND TERMINATION	24
	10.1 Initial Term	24
	10.2 Renewal Term	24
	10.3 Termination by the Company	25
	10.4 Termination by the Manager	25
	10.5 Effects of Termination or Expiry	25
11.	DISPUTE RESOLUTION	26
12.	GENERAL	26
	12.1 Assignment	26
	12.2 Force Majeure	26
	12.3 Confidentiality	27
	12.4 Change of Control	27
	12.5 Notices	27
	12.6 Third Party Rights	28
	12.7 Severability	28
	12.8 Governing Law	29
	12.9 Binding Effect	29
	12.10 Amendment and Waivers	29
	12.11 Entire Agreement	29
	12.12 Waiver	29
	12.13 Counterparts	29

THIS MANAGEMENT AGREEMENT is made on the [●] day of [●] 2008,

BY AND BETWEEN:

(1)           VAN ASIA TANKERS CORPORATION, a company organized and existing under the laws of the Republic of the Marshall Islands, having its registered office at [●] (the “Company”); and

(2)           [VAN ASIA CAPITAL MANAGEMENT LIMITED], a company organized and existing under the laws of Bermuda, having its registered office at Cannon Court, 22 Victoria Street, Hamilton HM12, Bermuda (the “Manager”).

RECITALS

WHEREAS:

(A)  Vanship Holdings Limited (“Vanship”) has entered into an Amended and Restated Share Purchase Agreement (the “Share Purchase Agreement”), dated December 3, 2007 (as amended), with the Company (then named Energy Infrastructure Merger Corporation) and its holding company Energy Infrastructure Acquisition Corp., pursuant to which Energy Infrastructure Acquisition Corp. will merge into the Company, with the Company being the surviving entity, and Vanship will sell to the Company all of the outstanding ordinary shares of certain companies owning nine VLCCs (as defined below) (the “Merger and Sale and Purchase”).

(B) Pursuant to the Share Purchase Agreement, it is a condition of the Merger and Sale and Purchase that the Company enter into a management agreement with the Manager pursuant to which the Manager will receive fees and other consideration with respect to the on-going strategic, commercial and administrative management of the Group (as defined below) and management of the Vessels (as defined below).

(C) The Manager is a professional manager of shipping companies and has the requisite expertise to carry out the obligations set forth in this Agreement.

(D)  The Company desires to retain the Manager, and the Manager desires to be retained, to manage the Group and the Group’s business and to provide certain services to the Group on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties (as defined below) herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Certain Definitions

In this Agreement, including the Recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Adjusted Management Services Fee” has the meaning ascribed to such term in Section 8.3.

“Administrative Services” has the meaning ascribed to such term in Section 3.3.

“Affiliates” means, with respect to any Person as at any particular date, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the Person in question, and “Affiliate” means any one of them.

“Agreement” means this management agreement as the same may be amended from time to time.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, including, without limitation, the Exchange Act and the rules and regulations of the SEC, all statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Approved Budget” has the meaning ascribed to such term in Section 3.3.4(c).

“Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

“Books and Records” means all books of account and records, including tax records, sales and purchase records, vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Group with respect to the Vessels or the Crude Carrier Business (whether or not in written, printed, electronic or computer printout form).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in Hong Kong and New York are required to close.

“Chairman” has the meaning ascribed to such term in Section 5.2.1.

“Charter” means a charter party agreement between the Company and any Person that relates to any of the Vessels.

“Charterer” means any Person that has entered into, or assumed the obligations by novation or otherwise under, a Charter with a Group Company.

“Chief Executive Officer” has the meaning ascribed to such term in Section 5.2.2.

“Chief Financial Officer” has the meaning ascribed to such term in Section 5.2.4.

“Closing” means the closing of the Merger and Sale and Purchase.

“Commercial Management Services” has the meaning ascribed to such term in Section 3.2.

“Common Shares” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Breach” has the meaning ascribed to such term in Section 10.4(b).

“Company Change of Control” means the occurrence of any of the following:

(a)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Group’s assets without the prior written consent of the Manager (which consent may be arbitrarily withheld);

(b)	an order made for or the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;

(c)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of a majority of the Company’s Voting Securities (unless such person is the Manager or an Affiliate of the Manager), measured by voting power rather than number of shares without the prior written consent of the Manager (which consent may be arbitrarily withheld);

(d)
if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e)
a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors, unless such change in directors occurs solely as a result of the nomination of new directors by Vanship; or

(f)
the consolidation of the Company with, or the merger of the Company with or into, any “person”, or the consolidation of any “person” with, or the merger of any “person” with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Common Shares are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance and without the prior written consent of the Manager (which consent may be arbitrarily withheld);

provided, however, that the Merger and Sale and Purchase shall not be deemed a Company Change of Control.

“Company Indemnified Persons” has the meaning ascribed to such term in Section 9.4.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors as of the date of the Closing, or (ii) was nominated for election or elected to the Board of Directors with the approval of 67% of the directors then still in office who were either directors as of the date hereof or whose nomination or election was previously so approved.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right or ability to manage and direct the business, affairs and operations of such Person, or the possession of the power or ability to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Credit Facility Agreements” means the loan agreements entered into by a Vessel Owner or another Group Company, on the one hand, and the banks and financial institutions named therein, on the other hand, in respect of financing provided, directly or indirectly, to such Vessel Owner where such financing is secured by, among other items, a mortgage on the Vessel owned by such Vessel Owner.

“Crew” means the master, officers, employees, ratings and other crew members of a Vessel.

“Crew Employment and Support Expenses” means all Employment Expenses of the Crew and all expenses of a general nature which are not particularly referable to any individual member of the Crew or individual Vessel which are incurred for the purpose of providing Technical Services and, without prejudice to the generality of the foregoing, shall include the cost of Crew standby pay, training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews.

“Crude Carrier” means any ocean-going vessel that is intended to be used primarily to transport crude oil, including VLCCs.

“Crude Carrier Assets” means Crude Carriers and any assets that are customarily owned or operated in conjunction with Crude Carriers, in each case, that are used or intended to be used in the course of carrying on a Crude Carrier Business.

“Crude Carrier Business” means the business of trading or selling or purchasing Crude Carriers, or of chartering or re-chartering Crude Carriers to others, and any lawful act or activity customarily conducted in connection therewith.

“Draft Budget” has the meaning ascribed to such term in Section 3.3.4(a).

“Employment Expenses” means all costs, expenses, debts, liabilities and obligations related to or incurred in respect of employment, including salaries, fees, wages, incentive pay, gratuities, bonuses, vacation pay, holiday pay, other paid leave, overtime, standby pay, sick pay, workers’ compensation legislation contributions or costs, benefits and related costs, statutory contributions and remittances, pension plan contributions and costs, recruitment costs, Severance Costs, payroll and accounting costs, training and education costs, discounts, meals, accommodation, legal costs associated arising from disputes, administrative costs, travel costs, perquisites, relocation expenses and uniform expenses.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Management Group” means:

(a)	any of Captain Charles Arthur Joseph Vanderperre, Mr. Fred Cheng, or Mr. Christoph Widmer or their respective estates, spouses or partners, descendants or members of their household;

(b)	any trust in whole or in part for the benefit of the persons listed in (a) above; or

(c)	any Affiliate of any of the persons listed in (a) or (b) above.

“Fair Market Fee” has the meaning ascribed to such term in Section 8.4.

“Fiscal Quarter” means a fiscal quarter of the Company or, in the case of the first fiscal quarter of the Company, the portion of such fiscal quarter from the date of this Agreement through the day prior to the commencement of the next fiscal quarter.

“Fiscal Year” means the fiscal year of the Company, being the twelve month period ended December 31, or, in the case of the first fiscal year of the Company, the portion of such fiscal year from the date of this Agreement through the day prior to the commencement of the next fiscal year.

“Force Majeure Event” has the meaning ascribed to such term in Section 12.2.

 “GAAP” means (i) generally accepted accounting principles consistently applied in the United States or (ii) if the Company determines to report under IFRS, IFRS.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any multinational or supranational organization, government agency, including, without limitation, the SEC, tribunal, labour relations board, commission, stock exchange, including, without limitation, the American Stock Exchange, or other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Group” means the Company and its Subsidiaries.

“Group Company” means any member of the Group.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board.

“Initial Term” means the initial term of this Agreement as set out in Section 10.1.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceedings, pending or threatened, by any Person or before any Governmental Authority or any court, arbitral body or tribunal.

“Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines, monetary sanctions and reasonable costs of investigation and fees and disbursements of counsel.

“Manager Breach” has the meaning ascribed to such term in Section 10.3(a).

“Manager Cause” has the meaning ascribed to such term in Section 10.3(b).

“Manager Change of Control” means the occurrence of any of the following:

(a)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Manager’s assets, except such a disposition to one or more members of the Existing Management Group;

(b)	an order made for, or the adoption by its board of directors of a plan of, liquidation or dissolution of the Manager;

(c)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or group of Persons becomes the beneficial owner, directly or indirectly, of a majority of the Manager’s Voting Securities (unless such Person or group of Persons is a member or are members of the Existing Management Group), measured by voting power rather than number of shares; or

(d)
if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of Bermuda or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction.

“Manager Indemnified Persons” has the meaning ascribed to such term in Section 9.3.

“Manager Misconduct” has the meaning ascribed to such term in Section 9.1(a).

“Manager’s Personnel” means all individuals that are employed by or have entered into consulting arrangements with the Manager, including the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer.

“Management Services” means the services to be provided by the Manager to the Company under Section 3, comprising the Strategic Services, the Commercial Management Services and the Administrative Services.

“Management Services Fee” has the meaning ascribed to such term in Section 8.1(b).

“New Build” means a vessel under construction pursuant to a ship building contract between a Group Company and a ship builder (whether by direct contract or as a result of novation).

“New Vessel” means each Vessel which is not owned by a Group Company as of the date hereof.

“Option Vessels” means each of the 298,000 deadweight tonnage newbuilding vessels to be constructed by Dalian Shipbuilding Industry Co. Ltd. with hull numbers T3000-35 and T3000-36.

“Parties” means the Company and the Manager.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, government, government agency or political subdivision thereof or other entity.

“Pre-delivery Services” has the meaning ascribed to such term in Section 3.1.2.

“President and Chief Operating Officer” has the meaning ascribed to such term in Section 5.2.3.

“Questioned Items” has the meaning ascribed to such term in Section 3.3.4(b).

“Renewal Term” means any renewal term of this Agreement referred to in Section 10.2.

“SEC” means the United States Securities and Exchange Commission.

“Severance Costs” means the termination or severance liabilities, costs and expenses which employers are legally obliged, whether by Applicable Law, contract or otherwise, to provide or pay to or in respect of their employees, or the compensation or damages owed in lieu of such liabilities, costs and expenses, as a result of the termination of any employment.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping to Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Strategic Services” has the meaning ascribed to such term in Section 3.1.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more corporations Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a corporation Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more corporations Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more corporations Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Supervisory Services” has the meaning ascribed to such term in the Section 4.2.

“Technical Manager” means a shipping management company nominated by the Manager pursuant to Section 4 to provide Technical Services to a Group Company in respect of a Vessel, or such other services as may be agreed between the Manager and the Technical Manager from time to time.

“Technical Services” means the services to be provided by the Technical Manager, or the Technical Sub-Manager or any subcontractor, as applicable, to the Vessel Owner pursuant to the Technical Services Agreement.

“Technical Services Agreement” means an agreement in form and substance substantially the same as the form agreement attached as Exhibit A hereto, pursuant to which the Technical Manager is appointed to provide Technical Services to a Group Company in respect of a Vessel.

“Technical Services Fee” has the meaning ascribed to such term in Section 8.5.

“Technical Sub-Manager” means a shipping management company to which the Technical Manager subcontracts and delegates its obligations under the Technical Services Agreement to provide Technical Services to a Group Company.

“Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.

“Vessel” means each vessel owned by the Company or any of its Subsidiaries from time to time, including New Builds and the vessels listed in Schedule A, as such schedule may be amended from time to time in accordance with Section 7.1.

“Vessel Owner” means any Group Company that owns a Vessel.

“VLCC” means very large crude carrier.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

1.2	Construction

In this Agreement, unless the context requires otherwise:

(a)
references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b)	references to money refer to legal currency of the United States of America;

(c)
the word “include”, “includes” or “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following such word or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement;

(d)	words importing the singular include the plural and vice versa and words importing gender, include all genders;

(e)	a reference to an “approval”, “authorization”, “consent”, “notice” or “agreement” means an approval, authorization, consent, notice of agreement, as the case may be, in writing; and

(f)
the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement, unless otherwise specified.

1.3	Headings

 All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2.	ENGAGEMENT OF MANAGER

2.1	Engagement

The Company hereby engages the Manager to provide the Management Services and Supervisory Services specified herein to the Group, and the Manager hereby accepts such engagement, on the terms and subject to the conditions set forth in this Agreement. Each of the Company and the Manager acknowledges that the Manager is acting solely as a third party contractor, and not as agent, partner or fiduciary for the account of the Company or any Group Company. The Manager shall have no duties to the Company or any Group Company except to the extent set forth herein. The Manager may advise Persons with whom it deals on behalf of the Company that it has authority to conduct such business for and on behalf of the Company.

2.2	Powers and Duties of the Manager

The Manager has the power and authority to take such actions on its own behalf or on behalf of the Group as it from time to time considers, subject to the customary oversight and supervision of the Company and the Board of Directors, necessary or appropriate to enable it to perform its obligations under this Agreement. The Manager shall use its reasonable best efforts to provide the Management Services and Supervisory Services to be provided hereunder in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of vessels would possess and exercise, except that the Manager in the performance of its management responsibilities under this Agreement may have regard to its overall responsibility in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager may allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Manager, acting reasonably, considers in its business judgment to be fair and reasonable.

2.3	Ability to Subcontract

The Manager may subcontract and/or delegate any of its duties and obligations hereunder to any of its Affiliates without the consent of the Company and may subcontract and/or delegate any of its duties and obligations to Persons that are not Affiliates with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event of such a subcontract and/or delegation, the Manager shall promptly notify the Company thereof and, solely to the extent set forth in Section 9.5, shall remain liable for the due performance of its obligations under this Agreement.

2.4	Technical Services Agreements

It is the intention of the Parties that any Technical Services Agreements entered into between the Technical Sub-Manager and a Group Company be in form and substance substantially the same as the form agreement attached as Exhibit A hereto.

2.5	Outside Activities

The Company acknowledges that the Manager will have business interests and engage in business activities in addition to those relating to the Company and the other Group Companies, for its own account and for the accounts of other Persons (including Persons which own, charter, manage or otherwise are involved in the Crude Carrier Business or with Crude Carrier Assets), including:

(a)	the trading, buying or selling of vessels, whether Crude Carriers, drybulk vessels, containerships or other vessels;

(b)
investing or co-investing in, or in Persons involved in or with, Crude Carrier Assets or Crude Carrier Businesses or drybulk vessels, containerships or other vessels or businesses relating to drybulk vessels, containerships or other vessels; and

(c)
the provision of strategic, technical, commercial, administrative and investment management services relating to Crude Carrier Assets or drybulk vessels, containerships or other vessels or Crude Carrier Businesses.

Except to the extent prohibited by Applicable Laws, the Manager may, in its sole, absolute and unfettered discretion, undertake activities that compete or may compete with the Company or any Group Company and allocate corporate or strategic opportunities relating to the Crude Carrier Business or Crude Carrier Assets to other Persons (including Persons which own, charter, manage or otherwise are involved in the Crude Carrier Business or with Crude Carrier Assets).

2.6	Exclusive Appointment

The Company acknowledges that the appointment of the Manager hereunder is an exclusive appointment for the Term. The Company may not appoint other managers with respect to the Group or the Vessels during the Term, except as otherwise agreed by the Manager in writing or as contemplated by this Agreement. For the avoidance of doubt, this Section 2.6 does not prohibit the engagement of Technical Managers by the Vessel Owners as contemplated by this Agreement.

2.7	Authority of the Parties; Enforceability

Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform this Agreement, that it has duly executed and delivered this Agreement and that (assuming due authorization, execution and delivery by the other Party thereto and the validity and binding effect on such other Party of this Agreement) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles. Without limiting the foregoing, the Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company.

2.8	Inspection of Books and Records

At all reasonable times and on reasonable notice, any person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept by the Manager pursuant to this Agreement at such times as may be mutually agreed.

3.	MANAGEMENT SERVICES

3.1	Strategic Services

The Manager shall provide the following strategic services (collectively referred to herein as “Strategic Services”) to the Company:

3.1.1	Acquisitions, Charter Parties and Finance

The Manager will provide strategic, corporate planning, business development and advisory services to the Company as follows:

(a)	identifying, negotiating and securing opportunities for the Company to acquire or to construct Crude Carriers, and negotiating and carrying out the purchase of both new and existing Crude Carriers;

(b)
identifying, negotiating and securing opportunities for the Company to acquire or merge with companies, partnerships or other entities that own or operate Crude Carriers or are otherwise involved in the crude oil shipping industry and working to integrate such acquired businesses;

(c)
performing, or engaging third parties to perform, class records reviews and physical inspections and, at the request of the Company, making recommendations to the Company with respect to any additional Crude Carrier being considered for purchase by the Company;

(d)
at the request and under the direction of the Company, certain administrative services in connection with the purchase or sale or taking physical delivery of a Vessel by the Company or any Group Company;

(e)
identifying, negotiating and securing charterers and charter parties and other employment for the Vessels and the conclusion (including the execution) of charter parties or other contracts relating to the employment of the Vessels, for and on behalf of the Company or the Vessel Owners;

(f)
maintaining and managing relationships between the Company and the Charterers and potential charterers, shipbuilders, insurers, lenders and potential financiers of the Company and other shipping industry participants;

(g)
arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction of Crude Carriers and financing or refinancing for the acquisition of used Crude Carriers;

(h)
identifying, negotiating and securing potential divestitures or dispositions of the Vessels and any of the Company’s other Crude Carrier Assets, and evaluating and recommending the sale of all or any part of the Crude Carrier Business carried on by the Group;

(i)	identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;

(j)	providing general strategic planning services and implementing corporate strategy, including, but not limited to, developing acquisition and divestiture strategies; and

(k)	such other strategic, corporate planning, business development and advisory services as the Company may reasonably identify from time to time.

3.1.2	Pre-delivery Services

For any New Build, the Manager will oversee and supervise, in all material respects, or procure a third party to oversee and supervise, the design and construction of such New Build prior to its delivery and liaise, or procure a third party to liaise, with the shipbuilder, classifications societies, suppliers and other service providers to ensure that the New Build is being constructed in accordance with the relevant shipbuilding contract and classification society requirements (the “Pre-delivery Services”). For the avoidance of doubt, none of the Administrative Services Fee, Management Services Fees, the commissions set forth in Sections 8.1(c) or 8.1(d) or the Technical Services Fees are inclusive of compensation or fees for the provision of Pre-delivery Services by the Manager or any third party procured by the Manager. Compensation, fees and other amounts payable with respect to the provision of Pre-delivery Services by the Manager or any third party shall be separately negotiated and agreed between the Company and the Manager and any third party procured to provide such services, as applicable.

3.2	Commercial Management Services

The Manager shall provide certain chartering services to the Group for each of the Vessels (collectively referred to herein as the “Commercial Management Services”), including, but not limited to:

(a)	administering the Charters;

(b)	providing voyage estimates and accounts and calculating of hire, profit share, freights, demurrage and/or dispatch moneys due from or due to the Charterers;

(c)
monitoring the payment to the Company or the Vessel Owners or their nominees of all hire, profit share, freight revenues or other moneys to which the Company or the Vessel Owners may be entitled arising out of the Charter or other employment of the Vessel;

(d)
furnishing the Crew of each Vessel with appropriate voyage instructions and monitoring voyage performance while using commercially reasonable efforts to achieve the most economical, efficient and quick dispatch of each Vessel between ports and at ports and terminals, if required;

(e)
using due diligence, to ensure that each Vessel will be employed between safe ports, safe anchorages and safe berths, so far as this can be established by exercising due diligence, provided that the Manager shall only be required to exercise commercially reasonable efforts for such purpose;

(f)	arranging the scheduling of each Vessel according to the terms of the Vessel’s employment;

(g)
carrying out all necessary communications with shippers, Charterers and others involved with the receiving and handling of each Vessel at the loading and discharging ports, including sending any notices required under the terms of each Vessel’s employment; and

(h)	preparing off-hire statements and/or hire statements including obtaining port documents and expense supports necessary for such calculation.

3.3	Administrative Services

The Manager shall provide the following administrative services (collectively referred to herein as the “Administrative Services”) to the Company:

3.3.1	Accounting and Records

The Manager will, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such adoptions or modifications as may be necessary to comply with Applicable Laws. The Books and Records will be the property of the Company but will be kept at the Manager’s primary office or such other place as the Company and the Manager may mutually determine. Upon expiry or termination of this Agreement, all of the Books and Records will be provided to the Company or a new manager, reasonably promptly, pursuant to Section 10.5.

3.3.2	Reporting Requirements

The Manager will prepare and deliver to the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer the following reports:

(a)
a monthly report to be delivered within forty-five (45) Business Days of the end of the month setting out the interim financial results of the Company for such month, including the comparison between the actual results and the budget, with an explanation for any major variances;

(b)
a quarterly report to be delivered within seventy-five (75) Business Days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter, including the comparison between the actual results and the budget, with an explanation for any major variances;

(c)
a draft of the reports, certificates, documents and other information required under the Credit Facility Agreements to be delivered five (5) Business Days prior to their required delivery to the lenders thereunder;

(d)
as and when requested by the Board of Directors, the Chief Executive Officer, the President and Chief Operating Officer or the Chief Financial Officer, draft reports regarding financial and other information required in connection with the relevant Applicable Laws (including annual, quarterly, current and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and

(e)
other reports with respect to financial and other information of the Company that may be, from time to time, reasonably requested by the Company and consistent with the Manager’s obligations hereunder.

3.3.3	Financial Statements and Tax Returns

At the instruction of the Chief Executive Officer, the President and Chief Operating Officer or the Chief Financial Officer, the Manager shall prepare for review by the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer and audit committee of the Board of Directors the following:

(a)
within seventy-five (75) Business Days of end of each six (6)-month period ended June 30, unaudited financial statements of the Company, to be reviewed by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis, for the six (6)-month period ended June 30 of such Fiscal Year;

(b)
as required by the rules and regulations of the SEC, Fiscal Year financial statements of the Company, to be audited by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis, for the relevant Fiscal Year; and

(c)
tax returns for the Company and any other Group Company required by Applicable Laws to be filed in the manner prescribed by Applicable Laws, including attending to the time calculation and payment of all taxes payable by the Company.

At the instruction of the Chief Executive Officer, the President and Chief Operating Officer or the Chief Financial Officer, the Manager will cause the Company’s external auditors to review unaudited six (6) month financial statements, audit Fiscal Year financial statements and cause the Company’s external tax advisors to finalize tax returns. The Manager will make available to the Company’s accountants the relevant Books and Records of the Company and will assist the accountants in otherwise preparing the relevant financial statements and tax returns.

3.3.4	Budget and Corporate Planning

(a)	Draft Budgets

On or before October 31 or thereabouts of each year, the Manager, in consultation with the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer, will prepare and submit to the Board of Directors a detailed draft budget for the next Fiscal Year in a format acceptable to the Board of Directors, which will include: (1) a statement of estimated revenue and expenses; and (2) a proposed budget for capital expenditures, repairs or alterations, including proposed expenditures in respect of dry-docking, together with an analysis as to when and why such replacements, improvements, renovations or expenditures may be required (the “Draft Budget”).

(b)	Process for Finalizing the Draft Budget

For a period of thirty (30) days after receipt of the Draft Budget, the Board of Directors, from time to time, may request further details and submit written comments on the Draft Budget. The Company will give good faith consideration to the Draft Budget. If, after giving good faith consideration to the Draft Budget, the Company does not agree with any term thereof, the Company will, within the same thirty (30)-day period, give the Manager notice of the Company’s enquiry to the Draft Budget, which notice will include the list of the items under consideration (the “Questioned Items”) and a proposal for resolution of each such Questioned Item. The Company and the Manager will endeavour, both acting reasonably, to resolve any such differences between them with respect to the Questioned Items. In resolving any Questioned Item, the Company and the Manager will have regard to the Company’s obligations under the relevant Charters, any credit facilities or other financing documents, the amount of the Administrative Services Fee, Management Services Fee and commissions to be paid to the Manager and the amount of the Technical Services Fees to be paid to the Technical Manager.

(c)	Approved Budget

By December 31 of the relevant year, the Manager will prepare and deliver to the Company a revised budget that has been approved by the Board of Directors (the “Approved Budget”). However, the Company acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the Approved Budget for that Fiscal Year. The Parties acknowledge that the projections contained in the Approved Budget are subject to, and may be affected by, changes in financial, economic, regulatory and other conditions and circumstances beyond the control of the Parties.

(d)	Amendments to Approved Budget

The Manager may, from time to time, in any Fiscal Year amend the Approved Budget. Any amendment or increase to the Approved Budget in excess of 7.5% shall require fifteen (15) days’ prior notice to the Company, in which event the Company will have the right to approve the amendments in accordance with the process set out in Section 3.3.4(b) with the relevant time periods being amended accordingly and provided that any Questioned Items are resolved within forty-five (45) days of receipt of the notice by the Company. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that the Vessels are being operated and maintained as required under the Charters the Manager may make such emergency expenditures and reasonably request prompt reimbursement, thereof even if such expenditures are not included or reflected in the Approved Budget or subject to the amendment approval process set forth in this Section 3.3.4(d).

(e)	Advancement of Budgeted Amount

On or before the first day of each month during the Term of this Agreement, the Manager shall advance to the Technical Manager from the applicable Vessel Owner’s bank accounts all amounts budgeted for the operation of each of the Vessels for such month. At the end of each calendar month or quarter, at the election of the Manager, the Manager shall with the Technical Manager preliminarily reconcile the amounts advanced by it to the Technical Manager with the amounts actually expended by the Technical Manager for the operation of each of the Vessels, and the Technical Manager shall remit to the Manager for the applicable Vessel Owner’s account, or credit to the Vessel Owner amounts to be advanced to it hereunder for future months, any unused portion of the amounts previously advanced by the Manager, or the Manager shall pay to the Technical Manager from the applicable Vessel Owner’s bank accounts any amounts properly expended by the Technical Manager for the Vessels in excess of the amounts previously advanced by the Manager. The Manager and the Technical Manager will reconcile any amounts due to the Vessel Owner by the Technical Manager or amounts due to the Technical Manager by the Vessel Owner for each Fiscal Year of the Group as promptly as practicable following the close of each such Fiscal Year.

3.3.5	Legal and Compliance Services

(a)	Responsibility of the Manager

The Manager shall assist the Company with the following whether or not related to the Vessels:

(i)
ensuring that the Company is in compliance with all Applicable Laws, including without limitation, all relevant securities laws, and the rules and regulations of the SEC, the American Stock Exchange and any other securities exchange upon which the Company’s securities are listed;

(ii)
arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities legislation in the United States and arranging for compliance with all disclosure and reporting obligations under applicable securities legislation including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;

(iii)	maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;

(iv)	ensuring that the Group owns or possesses all licenses, patents, copyrights and trademarks which are necessary and used in the operation of its business;

(v)	investor relations matters on behalf of the Company;

(vi)	administering and supervising Legal Actions by, against or in respect of any Vessel or any Group Company;

(vii)	adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim or damages which are recoverable under policies of insurance; and

(viii)
obtaining from the Technical Manager, at the request of the Company, all documentation and records related to the Safety Management System (SMS) and/or the Crew, which the Company needs in order to demonstrate compliance with the ISM Code and STCW 95 or to defend against a third party.

(b)	Administration and Settlement of Legal Actions

If any Legal Action is commenced against or is required to be commenced in favour of any Group Company or any Vessel, the Manager, with the approval of the President and Chief Operating Officer and the Chief Financial Officer, will arrange for the commencement or defence of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Group Company, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Manager may settle any Legal Action on behalf of the Group Company where the amount of settlement is less than $50,000 with the approval of the President and Chief Operating Officer and the Chief Financial Officer and, in excess of such amount, with the approval of the Board of Directors.

(c)	Labour Relations Proceedings

For Legal Actions in favour of or against any Group Company that relate to labour relations or employment proceedings, strikes and collective bargaining other than with respect to the Crew, the Manager will represent such Group Company in any such labour relations or employment proceedings and will undertake any labour relations or employment negotiations in respect of any Group Company on behalf of such Group Company, should such representation or negotiations be required, with such labour organization or other entity that becomes lawfully entitled to represent employees of the Group other than the Crew. The Manager will keep the Company and relevant Group Company advised of the progress of any such labour relations proceedings or negotiations. The Manager may enter into collective bargaining agreements and other labour or employment agreements with respect to employees other than the Crew and any material amendments thereto provided that such agreements and amendments must have been approved by the Board of Directors if the terms and conditions of such agreement or amendment are inconsistent, in a material and adverse way to the Group Company, with other collective bargaining agreements concerning or in respect of employees other than the Crew.

3.3.6	Bank Accounts

The Manager will oversee banking services for the Company and the other Group Companies and maintain the general ledgers of the Group and will establish in the name of the Company an operating account, a retention account and such other accounts and with such financial institutions as the Company may request. The Manager will administer and manage all of the Group Companies’ accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager will promptly deposit all moneys payable to the Company or any Group Company and received by the Manager on behalf of the Company or such Group Company, as applicable, into a bank account held in the name of the Company or such Group Company, as applicable. The Company will, and will cause each of the other Group Companies to, name the Manager as its representative for its banking accounts and to take all other actions as may be required to enable the Manager to perform its obligations hereunder.

3.3.7	Other Administrative Services

The Manager will:

(a)	develop, maintain and monitor internal audit controls, disclosure controls and information technology for the Company;

(b)
assist with arranging meetings of the Board of Directors, director accommodation and travel for meetings of the Board of Directors, and preparing meeting materials for meetings of the Board of Directors;

(c)
prepare detailed papers and agendas for scheduled meetings of the Board of Directors (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Manager to enable the Board of Directors (and any such committees) to base their opinion;

(d)
in conjunction with the papers and agendas referred to in paragraph (c) above, prepare or cause to be prepared reports to be considered by the Board of Directors (or any applicable committee thereof) in accordance with the Company’s internal policies and procedures on any acquisition, investment or sale of any Crude Carrier or Group Company or any part of the Crude Carrier Business proposed for consideration by such Board of Directors and otherwise in respect of the performance of the Manager’s obligations under this Agreement;

(e)
obtain on behalf of the Company general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels or the Crews that would normally be obtained for a company in a similar business to the Company;

(f)	administer payroll services, benefits, directors fees, as applicable, for any other employee, officer or director of the Company other than the Manager’s Personnel and the Crew;

(g)
provide office space and office equipment for personnel of the Company in Hong Kong, including suitable office space for any clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;

(h)
provide assistance and advice to the Group with respect to any existing and future financings, including the monitoring and administration of the compliance with any applicable financing terms and conditions in effect with investors, banks or other financial institutions;

(i)	negotiate loan and credit terms with lenders in the ordinary course and monitor and maintain compliance therewith;

(j)	negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;

(k)	monitor the performance of investment managers;

(l)
at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the convening and arrangement of all annual and/or special meetings of shareholders, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has a full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Company may require or direct;

(m)	provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

(n)
make recommendations to the Group Companies for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts;

(o)	attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of any Group Company;

(p)	except as otherwise contemplated herein, representing any Group Company generally in its dealings and relations with third parties;

(q)
providing assistance in the preparation of periodic and other reports, proxy statements, registration statements and other documents and reports required by Applicable Law or the rules of any securities exchange or inter-dealer quotation system on which the securities of the Company or any Group Company may be listed or quoted;

(r)
preparing reports concerning the performance of the services hereunder and the performance of third parties with whom any member of the Group has contractual relationships and furnishing advice and recommendations with respect to all aspects of the business affairs of such member of the Group; and

(s)	attend to all other administrative matters necessary to ensure the professional management of the Group’s business.

4.	SUPERVISORY SERVICES

4.1
The Manager shall procure the provision of the Technical Services, as well as any other usual and customary services with respect to the operation of each of the Vessels and the Crew, by the Technical Manager nominated by the Manager.

4.2
The Manager shall supervise the provision of such Technical Services by the Technical Manager (the procurement and supervision of the Technical Services, collectively referred to herein as the “Supervisory Services”).

4.3	The Manager shall procure that the Technical Manager, and the Company shall cause each Vessel Owner to, enter into a Technical Services Agreement.

4.4
The Company acknowledges that the Manager shall initially nominate Univan Ship Management International Limited as the Technical Manager. The Company acknowledges that Univan Ship Management International Limited intends to subcontract and delegate the performance of the Technical Services to Univan Ship Management Limited of Hong Kong and agrees, and will cause each Group Company to agree, to any such subcontract and delegation to Univan Ship Management Limited of Hong Kong.

4.5	For the avoidance of doubt, the Manager may, in its sole discretion, nominate itself as the Technical Manager and enter into Technical Services Agreements with the Vessel Owners.

5.	EMPLOYEES AND MANAGER’S PERSONNEL

5.1	Manager’s Personnel

The Manager will provide the Management Services and the Supervisory Services hereunder through the Manager’s Personnel. The Manager will be responsible for all aspects of the employment or other relationship of such Manager’s Personnel, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract, as required in order for the Manager to perform its obligations hereunder.

5.2	Officers

5.2.1	Chairman of the Board of Directors

The Manager shall procure that its chairman, who shall initially be Captain Charles Arthur Joseph Vanderperre, shall be available to serve as chairman of the Company's Board of Directors (the “Chairman”).

5.2.2	Chief Executive Officer

The Manager shall make available to the Company Mr. Fred Cheng to serve as the chief executive officer of the Company, provided that if he is unwilling or incapable of so acting, the Manager shall appoint some other suitable person to serve in his place (Mr. Fred Cheng or such other person, the “Chief Executive Officer”).

5.2.3	President and Chief Operating Officer

The Manager shall make available to the Company Mr. Christoph Widmer to manage the Company’s day-to-day operations and affairs as the president and chief operating officer of the Company, provided that if he is unwilling or incapable of so acting, the Manager shall appoint some other suitable person to serve in his place (Mr. Christoph Widmer or such other person, the “President and Chief Operating Officer”).

5.2.4	Chief Financial Officer

The Manager shall make available to the Company Mr. Christoph Widmer to serve as the chief financial officer of the Company, provided that if he is unwilling or incapable of so acting, the Manager shall appoint some other suitable person to serve in his place (Mr. Christoph Widmer or such other person, the “Chief Financial Officer”).

5.2.5	Other Executives

The Manager shall make available to the Company such other executive officers to which the Company and the Manager agree, and may replace officers supplied from time to time. Notwithstanding the foregoing, the Company may employ directly any other officers or employees as it may deem necessary that will not be subject to this Agreement.

5.3	Termination and Replacement of Executive Officers

5.3.1
The Board of Directors may require any officer (other than the Chairman, the Chief Executive Officer, the President and Chief Operating Officer and the Chief Financial Officer) that is provided by the Manager to be an executive officer (or otherwise perform the duties of an executive officer) of the Company be relieved of his duties with respect to, and no longer serve as management for, the Company for any reason not prohibited by Applicable Laws. Such officer may continue to be employed by the Manager but shall no longer serve as management of the Company.

5.3.2
The Board of Directors may require the Chief Executive Officer, the President and Chief Operating Officer or the Chief Financial Officer be relieved of his duties and no longer serve as chief executive officer, president and chief operating officer or chief financial officer, as the case may be, for the Company if the Board of Directors determines the Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer, as the case may be, is not performing the tasks and duties associated with his office with the skill, diligence and care of a chief executive officer, president and chief operating officer, chief financial officer, as the case may be, of a similarly situated company. The Chief Executive Officer, President and Chief Operating Officer or Chief Financial Officer, as the case may be, may continue to be employed by the Manager, but shall no longer serve as chief executive officer, president and chief operating officer or chief financial officer, as the case may be, of the Company.

5.3.3
If any officer that is made available to the Company by the Manager resigns, is terminated or otherwise vacates his office, the Manager shall, as soon as reasonably practicable after acceptance of any resignation or after termination, use commercially reasonable efforts to identify suitable candidates for replacement of such officer for the approval by the Board of Directors. The Manager and the Company shall use commercially reasonable efforts to minimize interruption in the performance of the duties of such officer.

5.4	Other Duties of Manager’s Personnel

The Company acknowledges that the Chairman, Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and other officers provided by the Manager and the other Manager’s Personnel that provide the Management Services or the Supervisory Services may engage in business activities of the Manager and its Subsidiaries and Affiliates that are unrelated to and may compete with the Company, including, but not limited to, the provision of technical, commercial, administrative and investment management services to others, and that conflicts of interest may exist.

5.5	Reporting Structure

The Chief Executive Officer will report to and be under the direction of the Board of Directors. The Manager will report to the Company and the Board of Directors through the Chief Executive Officer.

6.	COVENANTS OF THE MANAGER

The Manager hereby agrees and covenants with the Company that, for so long as this Agreement is effective, the Manager shall:

(a)
obtain professional indemnity insurance and other insurance and maintain such coverage as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement and customary practice in the Manager’s industry in Asia;

(b)
exercise the same degree of due care, skill and diligence as is customary for managers of third party Crude Carrier Businesses in carrying out its duties under this Agreement as required by Applicable Laws;

(c)	provide the Board of Directors with all information in relation to the performance of the Manager’s obligations under this Agreement as the Board of Directors may reasonably request;

(d)	ensure that all material property of the Company is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody; and

(e)
ensure that all property of the Company (other than money to be deposited to any bank account of the Company) is transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company.

7.	COVENANTS OF THE COMPANY

7.1
The Company shall notify the Manager as soon as possible of any change in the Group as a result of the purchase of any Vessel or New Build, the sale of any Vessel, the purchase or sale of any direct or indirect subsidiary, the creation or divestiture of any subsidiary, or any other structural change and shall promptly amend Schedule A, as applicable, to be reflective of any such change.  Such amended Schedule A shall be effective on any such day as mutually agreed in writing by the Company and the Manager, which date shall be no later than five (5) calendar days after delivery of such amended Schedule A to the Manager by the Company.

7.2
For each Vessel now or hereinafter owned by any Group Company, the Company shall cause such Group Company to enter into a Technical Services Agreement with the Technical Manager in the form of the Technical Services Agreements then in place between the Technical Services Manager and the Group Companies, with such alterations and additions as are appropriate (provided, that any alterations or additions which materially vary from such form shall require the written approval of the Technical Manager and the Board of Directors).

7.3
The Company shall, at the Manager’s option, either (i) include the Manager as a co-insured party with respect to any general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels or the Crews that is obtained by the Manager on behalf of the Company in accordance with the provisions of Section 3.3.7(e) hereof or (ii) reimburse the Manager for any insurance premiums payable by the Manager for policies entered into by the Manager for the Manager’s benefit in respect of the services provided to the Company hereunder that are of a similar scope and level of benefits to those obtained by the Manager on behalf of the Company in accordance with the provisions of Section 3.3.7(e) hereof.

8.	MANAGER’S COMPENSATION

8.1	Management Services Fees

In consideration of the Manager providing the Management Services and the Supervisory Services, the Company shall pay the Manager the following fees:

(a)	a monthly administrative services fee, payable monthly in advance as per the following table:

For the period beginning the date of Closing and ending June 30, 2009	$25,000 per month
For the twelve months ending June 30, 2010	$50,000 per month
For the twelve months ending June 30, 2011	$75,000 per month

(the “Administrative Services Fee”);

(b)
a management fee of $3,500 per day per each New Vessel and for each Option Vessel for providing the commercial, chartering and administrative services, payable monthly in advance (the “Management Services Fee”);

(c)
a commission fee equal to 1.25% calculated on the gross freight, demurrage, charter hire, profit share and ballast bonus obtained for (i) the employment of each Vessel on contracts or charter parties entered into during the term of this Agreement or (ii) the employment of each New Vessel, including each Option Vessel, on contracts or charter parties entered into during, or entered into prior to and existing during, the term of this Agreement, in each case payable to the Manager within 30 days of receipt of such freight, demurrage, charter hire, profit share and ballast bonus and only to the extent that such freight, demurrage, charter hire, profit share and ballast bonus, as the case may be, is paid or otherwise collected; provided, however, that, for the avoidance of doubt, no commission fee shall be payable on any contracts or charter parties entered into prior to the date of this Agreement for the employment of the nine VLCCs which are the subject of the Merger and Sale and Purchase; and

(d)
a commission equal to 1.00% calculated on the price set forth in the memorandum of agreement of any New Vessel bought or sold for or on behalf of any Group Company (including the Option Vessels), upon final delivery to such Group Company.

The Company hereby expressly authorizes the Manager to pay the Administrative Services Fee, the Management Services Fee and the commissions set forth in Sections 8.1(c) and 8.1(d) from the Company’s bank accounts to the Manager’s bank account when such fees and commissions become due and payable.

8.2	Expenses

8.2.1
The Company acknowledges and agrees that, except as otherwise provided in Section 8.2.2, the Manager shall provide the Management Services and Supervisory Services to the Company at the Company’s own cost and be entitled to reimbursement by the Company for any and all costs and expenses, except for those costs and expenses set forth in Section 8.2.2, incurred by the Manager in the provision of the Management Services and Supervisory Services. For the avoidance of doubt, the Manager shall have no obligation to advance moneys to cover any costs and expenses incurred in its provision of the Management Services and Supervisory Services, except for those costs and expenses set forth in Section 8.2.2, and, in the event of any such advance, shall be entitled to interest at a rate equivalent to the Manager’s cost of funds.

8.2.2
The Manager shall bear the usual costs and expenses of the Manager’s Personnel (including salaries, wages, payroll taxes and costs of employee benefit plans of such personnel other than the stock or incentive schemes referred to in Section 8.7; but not including any costs or expenses incurred in connection with travel of such personnel for the provision of the Management Services and Supervisory Services) and the costs and expenses relating to any office space maintained by the Manager and any related overhead (including rent, utilities, furniture and equipment and other usual office expenses) incurred by the Manager in providing the Management Services and Supervisory Services to the Company.

8.3	Adjustment to Fees

The Administrative Services Fee and the Management Services Fee set forth in Section 8.1(a) and 8.1(b) above, respectively, shall remain in effect until June 30, 2011 and thereafter will be adjusted every year beginning July 1, 2011. Sixty (60) days prior to June 30, 2011 and the end of each successive one (1)-year period thereafter, the Manager and the Company will negotiate a new Management Services Fee for the successive one (1)-year period (the “Adjusted Administrative Services Fee” or the “Adjusted Management Services Fee”, as applicable), which will be set at mutually agreed upon rates between the Company and the Manager no later than thirty (30) days prior to the commencement of the successive one (1)-year period.

8.4	Dispute Resolution of Fees

If the Company and the Manager are unable to agree on the Adjusted Administrative Services Fee or the Adjusted Management Services Fee pursuant to Section 8.3 within thirty (30) days prior to the end of each such successive one (1)-year period, or are unable to agree on a Technical Services Fee, the Company and the Manager will engage an independent arbitrator to determine the fair market value of the provision of the Management Services and the Supervisory Services to the Company, or the provision of the Technical Services by the Technical Manager, as the case may be, in accordance with this Agreement (the “Fair Market Fee”). In determining the Fair Market Fee, the arbitrator will be provided with the proposed terms of the Adjusted Administrative Services Fee and/or the Adjusted Management Services Fee, as the case may be, discussed between the Company and the Manager in the prior thirty (30)-day period, or the proposed Technical Services Fee, as the case may be, all the relevant historical information regarding the Group and the Vessels for the previous one (1)-year period, the anticipated costs in providing the Management Services and the Supervisory Services for the next one (1)-year period or in providing the Technical Services, as the case may be, and any other information that the Company or the Manager may deem relevant or that the arbitrator may reasonably request. The arbitrator will determine the Fair Market Fee within thirty (30) days of its engagement and furnish the Company and the Manager with its determination and the Adjusted Administrative Services Fee and/or the Adjusted Management Services Fee for the ensuing one (1)-year period or the Technical Services Fee, as the case may be. Such decision of the arbitrator shall be final and binding on the Parties absent manifest error. The Adjusted Administrative Services Fee or the Adjusted Management Services Fee for any one (1)-year period, the Adjusted Administrative Fee or the Adjusted Management Services Fee, as the case may be, will be the greater of (a) the Fair Market Fee determined by the arbitrator; and (b) the Adjusted Administrative Services Fee or the Management Services Fee, as the case may be, in effect for the preceding one (1)-year period. The fees and expenses of the arbitrator will by paid by the Company.

8.5	Technical Services Fees

For the avoidance of doubt, none of the Administrative Services Fee, the Management Services Fees or the commissions set forth in Sections 8.1(c) or 8.1(d) are inclusive of the fees and expenses to be paid to the Technical Manager in consideration of the Technical Manager’s provision of the Technical Services (the “Technical Services Fee”), which shall be separately negotiated and set forth in the Technical Services Agreement.

8.6	Pre-delivery Services Fees

For the avoidance of doubt, none of the Administrative Services Fee, the Management Services Fees, the commissions set forth in Sections 8.1(c) or 8.1(d) or the Technical Services Fees are inclusive of compensation or fees for the provision of Pre-delivery Services by the Manager or any third party procured by the Manager. Compensation, fees and other amounts payable with respect to the provision of Pre-delivery Services by the Manager or any third party shall be separately negotiated and agreed between the Company and the Manager and any third party procured to provide such services, as applicable.

8.7	Incentivisation of the Manager

The Manager and the Company agree that the Manager and/or the Manager’s Personnel shall be eligible to participate in any stock or other incentive scheme established by the Company in such manner as the Board of Directors shall determine from time to time. The Company shall inform the Manager of any allocation of benefits under any such scheme to the Manager and/or the Manager’s Personnel from time to time.

8.8	Direction to Pay

By written notice to the Company, the Manager may direct the Company to pay any amounts owing under this Agreement to an Affiliate of the Manager, pursuant to a subcontract of any provisions of this Agreement, directly to such Affiliate.

9.	LIABILITY OF THE MANAGER; INDEMNIFICATION

9.1	Liability of the Manager

The Manager shall not be liable whatsoever to the Company for any losses, expenses, claims, costs, liabilities or damages or delays of whatsoever nature, whether direct or indirect, (including, but not limited to, loss of profit or consequential, special or punitive damages) unless and to the extent that such loss, damage, delay or expense resulted from:

(a)	the fraud, gross negligence or wilful misconduct of the Manager or any of Manager’s Personnel (“Manager Misconduct”); or

(b)	a material and continuing breach of this Agreement by the Manager;

in which case the Manager shall be liable only for direct, compensating losses, expenses, claims, costs, liabilities or damages or delays arising therefrom. Under no circumstances shall the Manager be liable for any indirect losses, expenses, claims, costs, liabilities or damages or delays or any special, consequential or punitive damages.

9.2	Extraordinary Costs and Capital Expenditures

9.2.1
Notwithstanding anything to the contrary in this Agreement, the Manager shall not be responsible for paying any losses, expenses, claims, costs, liabilities or damages or delays in respect of any Vessel.

9.2.2
The Technical Manager will be responsible for paying the costs associated with the provision of Technical Services as set forth in the Technical Services Agreement, but in no event will be responsible for certain “extraordinary costs and expenses”, including:

(a)
repairs, refurbishment or modifications resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to gross negligence or wilful misconduct of the Technical Manager unless and to the extent otherwise covered by insurance);

(b)	unscheduled or non-routine dry-docking of a Vessel;

(c)
any improvement, upgrade or modification to, structural changes with respect to or the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws, whether at the recommendation of the classification society for that Vessel or otherwise; or

(d)	any increase in Crew Employment and Support Expenses resulting from an introduction of new, or a change in the interpretation of, Applicable Laws, market forces or otherwise.

For the avoidance of doubt, if the Technical Manager should pay any extraordinary costs and expenses of the type set forth in this Section 9.2.2, then the Technical Manager shall be entitled to reimbursement from the relevant Vessel Owner.

9.3	Manager Indemnification

The Company will indemnify and save harmless the Manager, and its respective current and former directors, officers, employees, subcontractors and current and future Affiliates (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of, resulting from, in connection with, or arising in any manner whatsoever out of or in the course of their performance of this Agreement or a Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of this Agreement, other than for any Losses related to:

(a)	Manager Misconduct; or

(b)	any material and continuing breach of this Agreement by the Manager.

9.4	Company Indemnification

The Manager will indemnify and save harmless each Group Company, and its respective current and former directors, officers, employees, subcontractors and current and future Affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, related to:

(a)	Manager Misconduct; or

(b)	any material and continuing breach of this Agreement by the Manager.

9.5	Limitation Regarding the Technical Services

Notwithstanding anything to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the Technical Manager or any subcontractor engaged by the Technical Manager, even if such actions are negligent, grossly negligent or wilful, except and only to the extent that they are shown to have resulted from a failure by the Manager to properly supervise the provision of Technical Services by the Technical Manager pursuant to Section 4, in which case its liability shall be determined in accordance with the terms of this Section 9.

10.	TERM AND TERMINATION

10.1	Initial Term

The initial term of this Agreement shall be effective as of the Closing and end on December 31, 2028, unless terminated earlier pursuant to this Agreement (the “Initial Term”).

10.2	Renewal Term

This Agreement shall, without any further act or formality on the part of any Parties, on the expiration of the Initial Term, or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by the Company to the Manager in accordance with Section 10.3(d) or by the Manager to the Company in accordance with Section 10.4(a).

10.3	Termination by the Company

 This Agreement may be terminated by the Company:

(a)
if, at any time, there has been a material breach of this Agreement by the Manager and the matter is not remedied or is unresolved pursuant to the dispute resolution procedures set forth in Section 11 after ninety (90) days (“Manager Breach”);

(b)	if, at any time,

(i)
the Manager has been convicted of, has entered a plea of guilty with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to the Company; and

(ii)	a majority of the holders of the outstanding Common Shares elect to terminate the Agreement;

(together, “Manager Cause”);

(c)
by notice in writing given to the Manager within thirty (30) days after the occurrence of a Manager Change of Control for which the Board of Directors has not given its consent (such consent not to be unreasonably withheld or delayed); or

(d)
if two-thirds of the independent members of the Board elect to terminate this Agreement at the end of the Initial Term or any Renewal Term by notice in writing given to the Manager no later than six (6) months before the expiry of the Initial Term or the Renewal Term (as the case may be).

10.4	Termination by the Manager

This Agreement may be terminated by the Manager:

(a)
at the end of the Initial Term or any Renewal Term by notice in writing given to the Company no later than six (6) months before the expiry of the Initial Term or the Renewal Term (as the case may be);

(b)
if, at any time, the Company materially breaches this Agreement and the matter is not remedied or is unresolved pursuant to the dispute resolution procedures set forth in Section 11 after ninety (90) days (“Company Breach”); or

(c)	if, at any time, the Manager becomes aware of the occurrence of a Company Change of Control.

10.5	Effects of Termination or Expiry

Upon lawful termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors or employees) except that the obligation of the Company to pay to the Manager or its Affiliates the amounts accrued but outstanding under Section 8 and the terms and conditions set forth in Sections 9, 10.6 and 12 shall survive such termination. Upon termination under this Section 10 or upon expiry, the Company may direct the Manager to undertake, at the cost of the Company, any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Group Companies to the Group Companies or to any nominee of the Group Companies and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager shall comply with all such reasonable directions. Upon termination or expiry of this Agreement, the Manager shall deliver to any new manager or the Company any Books and Records held by the Manager under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of the Company or Group Companies to assume its responsibilities, in each case at the cost and expense of the Company.

11.	DISPUTE RESOLUTION

11.1.1
Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Section.

11.1.2	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

11.1.3
All disputes arising out of this Agreement shall be arbitrated in London in the following manner.  One arbitrator is to be appointed by each of the Parties hereto and a third by the two so chosen.  Their decision or that of any two of them shall be final and, for the purpose of enforcing any award, this Agreement may be made a rule of the court.  The arbitrators shall be commercial persons, conversant with shipping matters.   Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

11.1.4
In the event that the Owner or the Manager shall state a dispute and designate an arbitrator, in writing, the other Party shall have twenty (20) Business Days to designate its own arbitrator. Upon failure to do so, the arbitrator appointed by the other Party can render an award hereunder.

11.1.5
Until such time as the arbitrators finally close the hearings, either Party shall have the right by written notice served on the arbitrators and on the other Party to specify further disputes or differences under this Agreement for hearing and determination.

11.1.6
The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security.   Awards pursuant to this Section 11 may include costs, including a reasonable allowance for attorneys’ fees, and judgments may be entered upon any award made herein in any court having jurisdiction.

12.	GENERAL

12.1	Assignment

The Parties may not assign any of their rights under this Agreement in whole or in part without the prior written consent of the other Parties, which consent may be arbitrarily withheld.

12.2	Force Majeure

Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a“Force Majeure Event”):

(a)
any event, cause or condition which is beyond the reasonable control of any or all of the Parties and which prevents any or all of the Parties from performing any of its obligations under this Agreement;

(b)	acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake, tsunami or washout;

(c)	acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d)	acts of a Governmental Authority, including injunctions or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e)	government rule, regulation or legislation, embargo or national defence requirement; or

(f)	labour troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party will give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

12.3	Confidentiality

Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not disclose, furnish or make accessible to anyone (except to employees, agents, professional advisors or sub contractors in the ordinary course of business) any confidential or proprietary information, knowledge or data concerning or relating to the other Party and to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, except for any (a) disclosure required by judicial or administrative process (including discovery for litigation), (b) information that becomes publicly available through no fault of such Party or otherwise ceases to be confidential, (c) information required by law or applicable stock exchange rules, (d) disclosure made to a Person under a binding confidentiality agreement in favour of the Party whose confidential or proprietary information is being disclosed or (e) for purposes of enforcing this Agreement.

12.4	Change of Control

12.4.1
The Company shall give the Manager at least thirty (30) Business Days’ prior written notice of a proposed Company Change of Control and shall give the Manager written confirmation of the occurrence thereof no later than two (2) Business Days after such occurrence.

12.4.2
The Manager shall give the Company written notice of a Manager Change of Control no later than ten (10) Business Days after the Manager becomes aware of the occurrence thereof. If the Manager requests the consent of the Board of Directors to a Manager Change of Control, such consent of the Board of Directors shall not be unreasonably withheld or delayed.

12.5	Notices

12.5.1
Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following Party:

Van Asia Tankers Corporation
[TO COME]
Fax: [TO COME]
Attention: [TO COME]

[Van Asia Capital Management Limited]
[TO COME]
Fax: [TO COME]
Attention: [TO COME]

or to any other address, fax number or individual that the Party designates.

12.5.2	Any notice

(a)	if validly delivered, will be deemed to have been given when delivered;

(b)	if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day; and

(c)	if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

12.6	Third Party Rights

The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right, separate and apart from the Parties hereto to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

12.7	Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(c)
on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(d)
as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 12.7, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

12.8	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

12.9	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, but shall not be assignable except as provided in Section 12.1.

12.10	Amendment and Waivers

No amendment, supplement, waiver, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

12.11	Entire Agreement

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12.12	Waiver

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.

12.13	Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

VAN ASIA TANKERS CORPORATION

By:
Name:
Title:

[VAN ASIA CAPITAL MANAGEMENT LIMITED]

By:	/s/
Name:
Title:

SCHEDULE A

VESSELS AND INITIAL TECHNICAL SERVICES FEES

The following table lists the Vessels that are presently owned or will be acquired by the Company on Closing.

Vessel Name	Name of Owner	IMO No.	Official No.	Year Built and Date of Registry
Shinyo Alliance	Shinyo Alliance Limited	8919130	HK-0848	1991 17 May 2002
C. Dream	Shinyo Dream Limited	9182318	HK-0990	2000 17 February 2003
Shinyo Kannika	Shinyo Kannika Limited	9197870	HK-1423	2001 16 November 2004
Shinyo Ocean	Shinyo Ocean Limited	9197868	HK-1841	2001 9 January 2007
Shinyo Jubilee	Shinyo Jubilee Limited	8705979	HK-1469	1988 19 February 2005
Shinyo Splendor	Shinyo Loyalty Limited	9004530	HK-1236	1993 17 February 2004
Shinyo Mariner	Shinyo Mariner Limited	8917481	HK-1493	1991 19 March 2005
Shinyo Navigator	Shinyo Navigator Limited	9081186	HK-1804	1996 14 December 2006
Shinyo Sawako	Shinyo Sawako Limited	9083964	HK-1681	1995 9 March 2006

Sch. A - 1

EXHIBIT A

FORM OF TECHNICAL SERVICES AGREEMENT

THIS MANAGEMENT AGREEMENT dated _________ is made between

1.	[ ] whose registered office is [ ] (the "Vessel Owner"); and

2.	[ ] whose registered office is [ ] (the "Technical Manager").

Whereby it is agreed: -

A	Appointment

(1)	The Vessel Owner hereby appoints the Technical Manager, and the Technical Manager hereby accepts the appointment, as technical manager of the vessel (the "Vessel") described briefly as:

Name of Vessel   :
Flag & Port of Registry  :
Registered Tonnage  :
Classification   :
Year Built   :

(2)
The Technical Manager shall during the continuance of this Agreement have the sole and exclusive management of the Vessel and shall to the best of its ability and in accordance with sound ship management practice represent the Vessel Owner in connection with such management and the exercise of the powers hereby conferred upon it.

B	Period of Agreement

(1)	The Technical Manager's appointment as manager of the Vessel shall be deemed to have commenced on the date hereof.

(2)	The said appointment shall continue indefinitely unless and until it is terminated as specified below.

(3)
The monthly management fee shall accrue from the earlier of (a) the date hereof and (b) the date of delivery of the Vessel to the Technical Manager up to and including the effective termination date, as set out under clauses B(4), B(5), B(6) and B(7) below.

(4)
The initial term of this Agreement shall be three (3) years from the date hereof. This Agreement shall, without any further act or formality on the part of the Vessel Owner or the Technical Manager, continue beyond such initial three (3) year term unless either the Vessel Owner or the Technical Manager terminates this Agreement by giving to the other at least twelve (12) months prior written notice of termination of this Agreement. The effective termination date will be the last day of the notice period except in the event that the actual physical delivery of the Vessel is not effected within the notice period, in which case this Agreement shall be deemed to continue in full force up to and including the day of actual physical delivery of the Vessel.

(5)
If (a) an order is made or (b) a resolution is passed for the winding up, dissolution, liquidation or bankruptcy of either the Vessel Owner or the Technical Manager (other than for the purpose of a reconstruction or amalgamation) or (c) a receiver is appointed of either party's business or property or (d) one of the parties suspends or ceases to carry on its business or makes any special arrangement or composition with its creditors, (each of (a), (b), (c) and (d), an "Early Termination Event") then either the Vessel Owner or the Technical Manager may terminate this Agreement at any time after such Early Termination Event has occurred by giving to the other party written notice of such Early Termination Event,. The effective termination date will be the day of actual physical delivery of the Vessel from the Technical Manager to the Vessel Owner.

Ex. A - 1

(6)
If the Vessel is sold or disposed of, then this Agreement shall be deemed to be automatically terminated without notice. The effective termination date will be the date which falls three months after the day of actual physical delivery of the Vessel.

(7)
If the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned, then this Agreement shall be deemed to be automatically terminated without notice. The effective termination date will be the date which falls three months after the date as of which the Vessel is deemed to be lost or requisitioned. The Vessel shall not be deemed to be lost unless either (a) she has become an actual total loss or (b) agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss, or if such agreement with her underwriters is not reached, it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

(8)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties up to and including the effective termination date.

C	Technical Services

(1)
The Technical Manager shall, without in any way detracting from the generality of any of its powers and obligations contained in this Agreement, have the right and power to act in its own or the Vessel Owner's name but for the account of the Vessel Owner to do or perform any or all of the following:

(a)
to attend to and deal with the maintenance, manning, equipment, furnishing, victualling, provision of marine and engineer superintendents and arranging and supervising surveys maintenance, repairs, alterations and renewals to hull, machinery, boilers, auxiliaries, accommodation and storage of Vessel;

(b)	to provide all customary owner's duties in relation to manning and crew welfare and amenities for the crew of the Vessel;

(c)	To represent the Vessel Owner and negotiate agreements with the International Transport Workers' Federation in respect of the Vessel's crew.

(d)	to provide deck, cabin and engine stores and spare gear and lubricating oil and other necessary or usual service to the Vessel;

(e)
if required by the Vessel Owner, to arrange and maintain the usual insurances and P&I cover in respect of the Vessel (subject to the Vessel Owner's prior approval of the brokers or the insurers and the amount and scope of cover) and any other customary or special insurance (including crew personal accident insurance, defence cover and war risks);

(f)
to handle and settle (with insurance intermediaries and loss adjusters) all claims, negotiations and correspondence connected with the Vessel's insurances (except cargo claims which will be handled by the Vessel Owner or their commercial managers) and any salvage, general and particular average and other claims in respect of the Vessel;

Ex. A - 2

(g)
to provide the Vessel Owner with copies of all cover notes, insurance policies and certificates of entries in P&I and insurers or brokers' undertakings in respect of the Vessel if these are arranged by or through the Technical Manager;

(h)
to attend to all matters relating to the operation and navigation of the Vessel (including compliance with STCW 95 requirements) and to make all disbursements in connection with the management or otherwise in relation to the Vessel and to contract and pay on behalf of the Vessel Owner such debts and liabilities as are reasonably required in managing the Vessel and to maintain detailed and analysed accounts relating to the Vessel and supplying copies or abstracts as required or as are otherwise herein provided for;

(i)
to arrange and contract for all repairs to the Vessel including hull, machinery, boilers, tackle, apparel, furniture, equipment and spare parts and including maintenance and voyage repairs and replacements necessary to maintain the Vessel in class and in an efficient state of repair and condition; and

(j)	to report periodically to the Vessel Owner in respect of the Vessel's technical and operational performance, to control the budget and vessel’s condition.

(2)	The Technical Manager's powers shall exclude negotiating and/or concluding any charters or contracts of affreightment.

(3)	The Technical Manager shall be entitled to allocate its manpower; resources and services, as it thinks fit between all vessels under its management from time to time.

(4)
The Technical Manager shall be deemed to be the "Company" as defined in the ISM Code and shall assume responsibility for the operation of the Vessel and for the duties and responsibilities imposed by the ISM Code.

D	Expenses

(1)
Subject to the provisions hereof the Vessel Owner will pay to the Technical Manager all disbursements and expenses reasonably incurred by the Technical Manager in the performance of its obligations under this Agreement. The Technical Manager shall have no obligation to advance moneys to fund the Vessel's expenses but if it does advance any funds then the Technical Manager shall be entitled to charge interest on the sum advanced to the Vessel Owner at the prevailing prime rate for US dollars quoted by the Technical Manager’s bankers plus 3% p.a. The Vessel Owner shall also reimburse the Technical Manager for any exchange rate loss suffered or incurred by the Technical Manager in the course of carrying out its duties hereunder.

(2)
The Technical Manager will at the commencement of this Agreement and every October 31 or thereabouts provide the Vessel Owner with a budget which shall reflect estimated costs and expenses of running the Vessel during the calendar year following the said budget.

(3)
The Vessel Owner shall pay to the Technical Manager in advance a sum equal to one-twelfth of the said annual budget by telegraphic remittance within the first week of each month unless the Vessel Owner notifies the Technical Manager it will fund the Technical Manager in accordance with clause D(7).

(4)
Not later than the eighth (8th) working day of each calendar month the Technical Manager shall send to the Vessel Owner by fax or a telex a summary of the actual operating costs of the Vessel during the preceding month.

(5)
Not later than the twentieth (20th) working day of each calendar month the Technical Manager shall send to the Vessel Owner a written statement supported by vouchers showing the actual operating costs of the Vessel during the preceding month.

Ex. A - 3

(6)	Every three (3) months the Technical Manager shall send to the Vessel Owner a full statement showing the actual operating costs of the Vessel during the proceeding three months and including:

(a)	trial balances prepared monthly during that three (3) months period following receipt of the Master's monthly portage bills and expenses report;

(b)	comparison with the budget specified in clause D(2) hereof; and

(c)	a narrative report commenting on the operation of the Vessel and of the variances between the actual operating costs and the budgeted costs.

(7)
Subject to clause D(3), within three (3) days of receipt of the report referred to in clause D(4), the Vessel Owner shall remit each month an amount equal to the actual operating costs of the Vessel during the preceding month as specified in the said report.

(8)
After inspecting the Vessel and having agreed with the Vessel Owner any modifications and repairs necessary to put the Vessel in condition to satisfy the Technical Manager's minimum requirements for safe and efficient operation, the Technical Manager will submit to the Vessel Owner a separate budget for initial expenses for repairs, modifications, first fitting and storing. The Vessel Owner will remit forthwith to the Technical Manager such budgeted amount together with one-twelfth of the said annual budget to fund the expenses of the Vessel in the first month.

(9)
Out of the management fees specified in clause I(1) the Technical Manager shall, at its own expense, provide all shore-based officers and office staff necessary for the discharge of its duties hereunder and shall pay for all ordinary office stationery, postage, telephone and other office expenses incurred by it as the Technical Manager in the performance of its duties or the exercise of its powers pursuant to this Agreement.

(10)
The Vessel Owner shall reimburse the Technical Manager for all telecommunication and radio accounting charges, officers' and crew's wages, pensions and insurance contributions and all superintendent's travelling and incidental expenses and all other expenses properly and reasonably incurred by the Technical Manager in relation to the Vessel in order to perform its obligations or exercise its powers under this Agreement. In this regard, Superintendents visits for Vessel Inspection, dry-docking, Repairs and Vessel Owners visits in excess of thirty-six (36) days will be billed at a rate of US$500 per day or part thereof, such rate to be reviewed by the Vessel Owner and Technical Manager every two (2) years and revised as may be mutually agreed between them.

(11)	All remittances to the Technical Manager referred to in this clause D shall be remitted by telegraphic transfer or SWIFT (SWIFT address [ ] for credit to [ ] client account [ ], account # [ ].

(12)
The Vessel Owner shall provide the Technical Manager with a bank guarantee from a first class European or American bank with an office in [Hong Kong], or remit a deposit to the Technical Manager, equivalent to one month's budgeted expenses of the Vessel. If the Technical Manager does not receive any funds due to the Technical Manager pursuant to clause D(3) or D(7) by the fifteenth (15th) working day of the then current month then the Technical Manager may draw upon the guarantee or the deposit. The Vessel Owner shall replace immediately any security drawn upon by the Technical Manager.

E	Records and Accounts

The Technical Manager undertakes to keep on behalf of the Vessel Owner proper books records and accounts (which shall include all vouchers and supporting documents) relating to the management, operations and maintenance of the Vessel in accordance with good shipping accounting practices. Such books, records and accounts will be available to the Vessel Owner or their representatives for inspection and audit at reasonable times.

Ex. A - 4

F	Subcontracts

(1)
The Technical Manager shall be entitled to subcontract and delegate to [ ], but not any other person or company without the prior written consent of the Vessel Owner (which consent shall not unreasonably be withheld), any or all of its obligations and rights pursuant to this Agreement and ancillary to its appointment as the technical manager of the Vessel ([ ] or such other person or company, the "Technical Sub-Manager"). The Technical Manager shall procure that any such Technical Sub-Manager provides a direct undertaking to the relevant Vessel Owners to perform and act in accordance with the terms of this Agreement, such undertaking from the Technical Sub-Manager to be in form and substance reasonably satisfactory to the Technical Manager.

(2)
The Vessel Owner hereby authorizes the Technical Manager to advance or remit funds to the Technical Sub-Manager from the bank account aforesaid for the purposes of paying (in advance or in arrears) fees or expenses properly incurred by the Technical Sub-Manager or by the Technical Manager on behalf of the Vessel Owner pursuant to the terms and authority of this Agreement. For the avoidance of doubt, the Technical Sub-Manager and companies associated with the Technical Sub-Manager may be a payee, beneficiary or recipient of such advances or remittances.

G	Performance

The Technical Manager undertakes to provide the services specified in this Agreement and to exercise all or any of its powers and duties in accordance with the policies and instructions from time to time determined by the Vessel Owner and notified to the Technical Manager. The Technical Manager shall at all times use its best endeavours to promote and protect the interests of the Vessel Owner and shall procure that the Technical Sub-Manager, if any, does the same.

H	Other Business

The Technical Manager and/or the Technical Sub-Manager, if any, shall not be restricted from carrying on or being interested in any business in which they are engaged at the date hereof or may undertake hereafter which is or may be similar to or competitive with the business of the Vessel Owner.

I	Fees

(1)
Pre-Delivery Fee. The Vessel Owner will pay to the Technical Manager an initial pre-delivery fee of US$ prior to initial delivery of the Vessel. Such fee shall be paid simultaneously with the payment referred to in clause D(8) above, and in any event within three (3) business days of the date of actual physical delivery of the Vessel to the Technical Manager (or the Technical Sub-Manager, if any).

(2)
Management Fee. The Vessel Owner will pay to the Technical Manager a management fee of US$ per month from the earlier of (a) the date hereof and (b) the date of delivery of the Vessel to the Technical Manager, up to and including the effective termination date, as set out under clauses B(4), B(5), B(6) and B(7), respectively. Such management fee to be paid monthly in advance and pro rata for each partial month during this Agreement. Such management fee to be payable on a gross basis without deduction for commissions, brokerage fees, taxes or charges of any kind due or payable to third parties. Such management fee to be reviewed and agreed two (2) months before the beginning of each calendar year.

(3)	Re-Delivery Fee. The Vessel Owner will pay to the Technical Manager a re-delivery fee equal to one (1) month's management fee at the then prevailing rate of the Management Fee.

Ex. A - 5

Such re-delivery fee shall be paid at or before the day of actual physical delivery of the Vessel to the Vessel Owner or its nominees or a buyer, as the case may be.

(4)
Commissions and Rebates. The Technical Manager shall be entitled to receive for its own account all normal or customary commissions, discounts and rebates arising in consequence or in respect of the performance of any services under this Agreement.

J	Contracts and Indemnities

(1)
The Vessel Owner hereby ratifies, confirms and undertakes to ratify and confirm all and whatsoever acts the Technical Manager or the Technical Sub-Manager, if any, shall lawfully and reasonably do or permit or cause to be done in the performance of its duties under this Agreement.

(2)
The Vessel Owner undertakes to indemnify the Technical Manager and the Technical Sub-Manager, if any, at all times against (i) all actions, proceedings, claims, demands or liabilities whatsoever against or by the Technical Manager or the Technical Sub-Manager, if any, in respect of its acts and omissions in the performance of its obligations or the exercise of its powers (and/or the purported performance or exercise of powers) pursuant to this Agreement and (ii) all costs, damages and expenses which the Technical Manager or the Technical Sub-Manager, if any, may incur or suffer in defending, settling or contesting the same or otherwise in consequence of the performance of its obligations under this Agreement. However: -

(a)	the provisions of this Clause shall be without prejudice to any claim which the Vessel Owner may have against the Technical Manager or the Technical Sub-Manager, if any, for breach of duty; and

(b)	the Technical Manager or the Technical Sub-Manager, if any, shall not be liable for the negligence of any officer or crew of the Vessel.

(3)	The Vessel Owner hereby undertakes to procure that:

(a)
the Vessel shall be insured at all times with first class insurers for its sound market value and entered for its full gross tonnage for all usual risks which a prudent owner would insure against including (i) hull and machinery risks (including crew negligence and excess liabilities) and (ii) protection and indemnity risks (including pollution) and (iii) war risks;

(b)	the Technical Manager and the Technical Sub-Manager, if any, shall be named as full joint members/co-assured in their respective capacities in all insurance policies covering the Vessel; and

(c)
the Technical Manager and the Technical Sub-Manager, if any, shall not be liable for payment of any premium or P&I call arising from such policies and the Vessel Owner hereby indemnifies the Technical Manager and the Technical Sub-Manager, if any, against any such liability for future calls or premium.

(4)	The Technical Manager's maximum liability to the Vessel Owner pursuant to this Agreement shall not exceed an amount equal to ten (10) times the annual management fee specified in clause I(1).

K	Lien

The Technical Manager shall have a lien over the Vessel, its appurtenances and stores for the due performance by the Vessel Owner of its obligations hereunder.

L	Force Majeure

Ex. A - 6

The Technical Manager and the Technical Sub-Manager, if any, shall have no responsibility or liability for failure to perform the management services by reason of force majeure. The term "force majeure" shall be interpreted according to English law from time to time but shall include all events or circumstances beyond the control of either or both parties and which by using proper and reasonable effort the parties are unable to prevent or overcome.

M	Notices

(1)
Any notices required to be served hereunder shall be in writing and may be served by sending the same by prepaid (airmail) letter post or telex or by delivering the same (against receipt) to the address or telex or fax number (as the case may be) of the party to be served as set out below or to such other address or telex or fax number as may from time to time be notified by that party for the purpose.

(a)	To the Vessel Owner:

(b)	To the Technical Manager:

(2)
Notices served by telex or fax as aforesaid shall be deemed to have been served on the business day following transmission provided the receiving party's telex "Answerback" appears on the notice served by telex or the relevant fax transmission report indicates "OK". Notices served by mail as aforesaid shall be deemed to have been served on the fifth (5th) business day following posting.

N	Law and Arbitration

(1)	This Agreement shall be governed by English law.

(2)
Any dispute or difference arising between the parties hereto concerning the construction, meaning, intention or performance of this Agreement shall be determined by referring the matter to arbitration by one (1) arbitrator jointly appointed in London subject to the Arbitration Act then applicable. If the parties can not agree on a single arbitrator then each party hereto shall appoint one (1) arbitrator and both arbitrators shall nominate the third (3rd) arbitrator or shall request the President for the time being of the Law Society of England and Wales to nominate the third arbitrator.

O	Confidentiality

The parties hereto shall keep this Agreement confidential and shall not disclose it to any third party unless compelled to do so by law or by Government decision.

P	Technical Manager’s Right of Assignment

The Technical Manager may, in its discretion, assign all of its obligations and rights pursuant to this Agreement and ancillary to this appointment to an affiliated company.

In Witness whereof, this Agreement has been executed in duplicate by the parties on the date first above written.

For and on behalf of the Vessel Owner	For and on behalf of the Technical Manager

Ex. A - 7